Exhibit 99.1

Final Transcript

Conference Call Transcript

ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

Event Date/Time: May 25, 2011 / 08:30PM  GMT

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Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 David Jaffe
 Ascena Retail Group Inc. - President, CEO

 Armand Correia
 Ascena Retail Group Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

 Sam Panella
 Raymond James & Assoc. - Analyst

 Edward Yruma
 KeyBanc Capital Markets - Analyst

 Janet Kloppenburg
 JJK Research - Analyst

 Brian Tunick
 JPMorgan Chase & Co. - Analyst

 Neely Tamminga
 Piper Jaffray & Co. - Analyst

 Scott Krasik
 BB&T Capital Markets - Analyst

 Mark Montagna
 Avondale Partners - Analyst

 Steve Marotta
 CL King & Assoc. - Analyst

 Robin Murchison
 SunTrust Robinson Humphrey - Analyst

 Travis Williams
 Stephens Inc. - Analyst

 PRESENTATION

Operator

 Good afternoon. My name is Jeremy, and I will be your conference operator today. At this time, I would like to welcome everyone to the Ascena Retail Group's third-quarter earnings conference call.

Today's call is being recorded and will be available for replay later today. Information on assessing this replay is available in today's press release.

As a matter of formality, I need to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plan to vary materially. These risks are referenced in today's press release as well as in the Company's most recently filed Forms 10-K and 10-Q.

I would like to turn the conference call over to your host, Mr. David Jaffe, President and CEO. Please go ahead.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

 David Jaffe - Ascena Retail Group Inc. - President, CEO

Good afternoon and thanks for joining us to discuss our results for our fiscal third quarter ended April 30, 2011. With me today is Armand Correia, our CFO.

I'm very pleased to report another quarter of strong sales and record earnings results. Comp sales increased 6%, which included increases at all three brands, 3% at Justice, 11% at maurices, and 4% at dressbarn. Quarterly adjusted earnings per share grew 10% to $0.66 compared to $0.60 per share in the prior-year quarter.

We continue to focus on our core mission of providing fashion and value to our customers during these uncertain economic times. A variety of operating and strategic initiatives have allowed us to improve the efficiency of our operations, which has contributed to improvements in operating margins.

At Justice, we continue to grow our market share by giving our customers trend-right merchandise assortments at compelling values. Our sales increase was driven primarily by a 6% growth in transactions partially offset by a 4% decrease in units per transaction.

During the first half of the quarter, our spring assortment of casual tops and bottoms, along with intimates, accessories, and lifestyle products, performed well. From a regional perspective, all regions delivered positive comps with the exception of the Northeast and Midwest, which were down low single digits.

During the latter half of the quarter, Justice apparel businesses were significantly impacted by a drop in seasonal categories, specifically girls' tops and shorts. With the arrival of seasonal weather in May, these categories are performing well, up 20%-plus month-to-date.

Our marketing strategy at Justice reinforces our value opposition with the right balance of 40% discounts offered to our customers through direct mail, e-mail, customer loyalty programs, and entire store point-of-sale events. Justice executed three entire 40% off entire store POS events as well as several private sale offerings to customers during the quarter to drive traffic and transactions. These events were supported with a combination of direct mail catazines, postcards, and e-mail.

For the fourth quarter, we have a similar promotional mix planned, along with a clearance event in June prior to launch of the back-to-school season. We are excited about our strategic initiatives at Justice, including the expansion into the Canadian market and the Internet launch of our boys concept, Brothers.

Justice opened nine stores, including four stores in Canada, and closed seven stores during the third quarter, ending the quarter with a store base of 890 stores. For the fourth quarter, we plan to open a total of 16 stores, 14 in the US and 2 in Canada.

As you know, Justice competes with a wide variety of retailers, but we remain the only national specialty store focused on the tween girl. Therefore, our ability to truly serve this customer and to give her a special experience and focused assortment gives us a distinct competitive vantage.

At maurices, we generated comp sales growth of 11% during the third quarter. This marks another record sales and probability quarter for our maurices brand. An increase in average dollar sale was the main growth driver while transactions also increased. Nearly all departments in our maurices brand posted double-digit comp sales increases with sweaters, knit tops, and denim categories seeing the best improvement.

The maurices marketing strategy in the third quarter remained focused on acquiring new customers while continuing to engage current ones. In the third quarter, we increased the quantity of mailings by 5% over last year, mailing deeper into our active customer list. For the fourth quarter, we are anniversarying our Summer Mailer with quantities up approximately 15% to last year as well as introducing some new promotions to our mix.

The maurices store base ended the quarter at 767 versus 749 last year. Our new store performance continues to be very favorable with sales productivity above plan as we expand the maurices concept outside of our core market areas.

At dressbarn, our 4% comp sales increase from third quarter continued the positive trend that started in the prior quarter. During the quarter, the category's double-digit increases over the prior year were suit separates, predominately under the Jones Studio label, followed by petit tops, jewelry, knitwear, shoes, petite ready-to-wear and social.

Our marketing efforts for the quarter included increased quantities of our direct mailers, including an incremental foldout mailer in April to offset the Easter shift. We were pleased with the results and May is now benefiting from the redemption of bounce backs given out during that period.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

The dressbarn store base is now 834 locations at the end of the quarter versus 840 stores last year. For the quarter, we plan to open one store and close ten.

Overall, we are pleased with each brand's performance for the quarter, given the challenging economic environment and unfavorable weather. We have great teams in place that responded well to these challenges and we are confident that we can sustain this momentum in the fourth quarter of our fiscal year.

Now, I will update the corporate initiatives which we discussed last quarter. First, we have completed the transition of our dressbarn merchandise to our Etna, Ohio distribution center. Also, the consolidation of our five data centers into two is currently progressing as scheduled and is expected to be completed by the end of the fiscal year. These are just two examples, albeit important ones, of how our executive team has leveraged the expertise which resides in each of our brands to improve the efficiency of our business.

Additionally, we're focused on strategies to minimize the impact of increases in sourcing costs. Each of our brands has a different degree of price elasticity and the merchandising teams are constantly evaluating the appropriate actions regarding price increases. The information we've learned about a clear inflationary trend in the business has only reinforced our belief the cost increases are here to stay. As you know, this will affect the entire industry and this should not greatly affect our relative position. However, we will be monitoring our price increases very carefully as the season progresses.

We will continue working to sustain the strong momentum evident in our business with May month-to-date comes in the 10% to 12% range. Looking ahead, we are estimating mid single-digit comp sales increases for our fourth quarter and in July and are reaffirming our fiscal year adjusted earnings per share guidance in the range of $2.28 to $2.33.

In closing, we will be announcing our fiscal 2012 earnings per share guidance with our fourth-quarter and fiscal year-end July 2011 earnings results on September 14. Thank you. I will now turn the call over to Armand to discuss our financial results in more detail.

 Armand Correia - Ascena Retail Group Inc. - EVP, CFO

 Thank you David.

Before beginning my prepared remarks on our third-quarter financial results, it's important to note that these results do include certain costs that we believe are not indicative of ongoing operations for purposes of comparability. We have therefore provided a reconciliation of GAAP to non-GAAP measures in today's press release.

As David mentioned, we were pleased with our quarterly sales performance which converted to record quarterly earnings. We continue to achieve topline increases which have leveraged strong profit growth.

Total net sales for the quarter were $723 million, an increase of $57 million, or 9%, versus a year ago. The sales increase was primarily related to our 6% comp sales increase and the strong growth in e-commerce sales. The quarterly comp store sales increase marks the ninth consecutive quarter of increases.

Additionally, we were pleased with the growth of our e-commerce businesses at all three brands, which continues to exceed expectations. For the quarter, e-commerce sales were $24 million, up from $13 million last year. These results are not included in our comp sales results.

It's appropriate to note that, beginning with this quarter, for comparison purposes, all of last-year numbers for Justice reflect the full quarter. Justice sales for the quarter increased 6%. The overall increase was driven by a comp sales increase of 3% and better-than-expected e-commerce results. The comp increase came on top of last year's 23% increase. Justice e-commerce revenues increased a strong 38% to $13 million.

At maurices, sales for the quarter increased a strong 17% to $208 million. The increase was primarily related to an 11% increase in comp sales. maurices' quarterly sales also included approximately $7 million from its e-commerce business, which compares to $3 million last year.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

dressbarn sales for the quarter increased 5% to $255 million. Driving the overall increase of $13 million was a comp sales increase of 4%. We were pleased with the sales performance despite some sales softness during the all-important Easter season, which we believe was weather related. Those regions with seasonal weather performed well.

As with our Justice brand, we have seen dressbarn sales trends accelerating in May. We believe this should bode well for all three brands to continue comp sales increases into the remainder of the fourth quarter.

Overall, gross profit increased 44.4% of sales for the quarter. The 60 basis point increase was primarily related to buying and occupancy leverage. While we achieved higher initial markup percent, it offset increased markdowns from a slightly higher level of promotional activity during the quarter. The gross profit rate increased at all three brands for the quarter.

By brand, gross profit at Justice came in a strong 45.1% of sales, increasing 60 basis points. At maurices, gross profit came in at an impressive 48.1%, increasing 70 basis points. The gross profit rate at dressbarn was 40.7%, up 20 basis points from the prior year.

Moving down the income statement, total SG&A expenses on a non-GAAP basis came in at 29.2% of sales. In terms of dollars, SG&A was $211 million, an increase of 9% over last year.

The lack of leverage in the quarter was due to the following factors — increased marketing costs related to both incremental mailers and increased direct mailer quantities, as we continue to invest in building our brand to help drive customer traffic. We also had some redundant costs that were not called out as non-GAAP items associated with the consolidation of the dressbarn distribution center to Justice and the IT data center consolidation, as well as outsourcing our payroll and HRIS. These three projects are expected to be completed by the end of July. Finally, increases in the quarterly provision for incentive compensation which reflected the better-than-planned quarterly earnings results.

As far as operating income, adjusted quarterly operating income increased to a record high of $89 million or 12.4% of sales, and a year-over-year increase of 14%, or 60 basis points. By brand, Justice achieved solid operating income results, coming in at $26 million or 10% of sales. This compares to last year's $25 million or 10.1% of sales.

maurices had a quarter to remember with record operating income of $43 million, or 20.6% of sales. This is on top of an equally impressive performance of $35 million, or 19.8% of sales, last year.

dressbarn delivered increased operating income as well as coming in at $20.0 million, or 8% of sales. This compared to $18 million, or 7.6% of sales, last year. We were particularly pleased with these results given recent performance.

Our quarterly effective tax rate was 40.2%, compared to 37.7% in the prior year. The increase was primarily due to certain nondeductible compensation costs.

Net income on an adjusted basis increased to $54 million, or $0.66 per diluted share, compared to last year's $49 million, or $0.60 per diluted share.

Moving on to the balance sheet, we ended the quarter with $488 million in cash and investments. This represents approximately $6 in cash and investments per average share.

In terms of operating cash flows, we generated approximately $88 million during the quarter with free cash flows of $62 million. During the quarter, we repurchased approximately 700,000 shares of our stock at an average price of approximately $30 per share for a total of $21 million under our existing 1 million — I'm sorry, under our existing $100 million authorization. Year-to-date, we've repurchased 1.7 million shares and have $53 million remaining under this authorization.

CapEx for the quarter was $27 million with the full year estimated at $95 million.

Total inventories were up 14% at the end of the quarter. While higher than planned, much of this increase was related to sales softness experienced during April. In addition, our inventory levels support planned new store openings for the current quarter, the continued strong e-commerce businesses, and bringing inventory up to appropriate levels to avoid missing sales that we experienced last year from our Justice and maurices brands. We still expect to end the quarter on plan, given the strong sales performance during May in the range of mid to high single digits versus the prior year.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

By brand, inventories ending the quarter at Justice were $101 million, an increase of 20% versus last year. We were pleased with the strong May-to-date sales results that David mentioned from both stores and e-commerce which have lowered these levels. Justice inventory levels are expected to decrease to the low teens by the end of the fourth quarter.

Inventory ending the quarter at maurices was $73 million, an increase of 24%. This inventory increase supports the strong sales trends that maurices experienced during the quarter, up 17%.

At dressbarn, inventories ended the quarter at $127 million, a 5% increase versus last year, in line with recent sales trends.

As a reminder, last year's fourth quarter included an extra 53rd reporting week, which accounted for approximately $56 million in additional sales. This extra week favorably impacted earnings per share by approximately $0.05 in last year's fourth quarter, making for a tougher comparison.

In closing, we were pleased with our results during the quarter and are feeling positive about the opportunities ahead. Thank you. Operator, we are now ready to take questions.

Exhibit 99.1
 QUESTION AND ANSWER

Operator

 (Operator Instructions). Sam Panella, Raymond James.

 Sam Panella - Raymond James & Assoc. - Analyst

 Good afternoon everyone. Congratulations on a strong quarter. With respect to the product cost increases, can you help us think about that by division a bit more and the opportunities and were you able to take prices up at any of the divisions in the quarter?

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 Sam, at all three divisions, we've been experimenting taking prices up. So while there is a little bit of different at each division, suffice it to say that we have tested higher prices, we've had a pretty good reception to those higher prices, and we feel comfortable, as we go into the back-to-school season, we should be able to hold our margins pretty flat. So between a combination, depending on the brand, of higher prices and lower markdowns, we think that our gross margins should be pretty much flat. So kind of to cut to the chase of where everybody is going with this concern, we've looked at it every which way and obviously read the GAAP release with much interest last week. We feel pretty confident that we should be in good shape.

 Sam Panella - Raymond James & Assoc. - Analyst

 In terms of your gross margin here in the third quarter, I believe you guys mentioned you had increased markdowns. Can you give us any color there by division?

 Armand Correia - Ascena Retail Group Inc. - EVP, CFO

 I think we — probably let's take this off-line. Give me a call later. We typically don't get into specific details of that nature.

 Sam Panella - Raymond James & Assoc. - Analyst

 Okay. Thanks and good luck.

 Operator

 Edward Yruma, KeyBanc Capital Markets.

 Edward Yruma - KeyBanc Capital Markets - Analyst

 Thanks so much for taking my question, and congrats on a nice quarter. Can you talk a little bit more about some of the elevated promotions and inventory that you ran during the quarter? I know you don't want to give specific information by division, but as you think about inventory, will markdown pressure be more pronounced early in the quarter as you try to eliminate through some of those seasonal goods?

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Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 Let me start and let Armand follow-up with some specifics. But in general, there were concerns back in April. I hate to use the "weather" word, but it was a tough April. We have been much, much relieved coming into May with the strong performance. So areas we thought would have a markdown risk for us just because we were over inventory as Armand went into some detail on, everything seems to be coming into line. We don't feel we have any significant extraordinary markdown exposure through the fourth quarter. As we said, we feel our inventory is going to be well-positioned as we head into back-to-school or the fall season.

 Armand Correia - Ascena Retail Group Inc. - EVP, CFO

 I think, just to add to that, Ed, as we came off April and obviously we've already said it was disappointing, we believe it was weather related, because we've seen obviously the turnaround in sales during the month of May. We purposely did make a decision to hold off panicking, and we are pleased, now that we look back, not to panic and hit the markdown button because, quite frankly, we've held, and not only are we getting strong sales in May, but it's also coming with strong margin results.

 Edward Yruma - KeyBanc Capital Markets - Analyst

 Got you. One follow-up if I may? I know you've been in the process of really integrating your business together, particularly with the recent Justice acquisition. How much more is left, and kind of what type of incremental SG&A savings should we be expecting? Thank you.

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 I think, as we start getting into finer details about each other's business, we're finding things that you can't always quantify. But as an example, we saw you at ICSC the last couple of days. One of the benefits there I can't quantify, though, is that we have three brands representing 2500 stores, and so when we go and meet with landlords and we present three deals, it's a much better deal, much better rate, that we'll get than if we went in just presenting one deal, one opportunity. So, those are the type of things we're learning more about and learning how to negotiate better with some of our national vendors. We are exchanging ideas on best practices, and so that's going to continue. I don't see that stopping at any point. I'd like to think we're going to continue to learn from each other, but I can't necessarily quantify that in the SG&A. I'll use the example with maurices. The business was a very solid business 6.5 years ago, and yet we've been able to continue to drive up that operating margin through best practices, through continuing to fine tune that business. I think we're going to see the same thing as we go forward with all three brands.

 Edward Yruma - KeyBanc Capital Markets - Analyst

 Great, thank you.

Operator

 Janet Kloppenburg, JJK Research.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

 Janet Kloppenburg - JJK Research - Analyst

 Hi everybody. Congrats on a nice quarter, really nice, nice performance. David, I just — or Armand, I just wanted you to talk a little bit about the inventory at Justice, just because it seems a little high. But do you think it'll work itself through as we go through the fall, or how are you thinking about it, David? Can you talk a little bit about maurices and the growth continues to be just well above my expectations. Is that — just because they were unproductive, I mean, they have very high margins, so maybe you could help us understand the competitive factors there or the marketing drive that you're putting in place to help that happen. Thanks very much.

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 Sure. Two very different issues obviously —

 Janet Kloppenburg - JJK Research - Analyst

  I know. I'm sorry.

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 That's okay. I'll start with Justice inventory, and Armand, please jump in if you have any other thoughts. As Armand went through in his comments, there was a bit of a timing issue there because April was not a terrific quarter — I'm sorry, month. And so when we finished April, we had more inventory, particularly in Justice, than we would've liked. Yet as we come into May and actually we're almost done with May, we've had very, very strong performance, and so that overage has begun to disappear. So we are not completely done with it, but we feel confident that, given the trends we're seeing and given what's happening between new stores and e-commerce and wanting to have higher levels of inventory on purpose that we planned in, we should be going into the June-July — we should be in very good shape and we have no concerns whatsoever in the inventory levels at Justice. So let me (multiple speakers)

 Janet Kloppenburg - JJK Research - Analyst

 Maybe I heard wrong. I know that you don't — I know business has picked up and I know that the summer product is not a problem. But didn't you say that the end of the quarter was going to end up in the teens and that's where you want it to be?

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 Yes, that's correct.

 Janet Kloppenburg - JJK Research - Analyst

 So you're feeling good about their back-to-school potential then?

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 Yes. Last year, we felt we were down both with fall product as well as wear-now product. So we are making sure that there is enough inventory so that we don't lose some of that business opportunity that we felt we lost last August.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

 Janet Kloppenburg - JJK Research - Analyst

 The point I was confused on is where they were going to end the quarter. I knew they were doing — I sensed that the weather had helped them here in May. So — and on maurices.

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 On maurices, we are very, very pleased with what's happening in maurices. I think there are a variety of things happening. First, the business is just clicking. Some of the things that didn't work last year are working this year, so we are having less mistakes as it were, less markdowns, and that always helps. We are seeing some of our new markets respond very well to some of the grand opening efforts and the marketing efforts that we put in place; we tried some new techniques and we're pleased with the results there. I mentioned earlier all those stores are performing above our expectations.

In addition, I think e-commerce is helping not just on the sales line but now that we have a presence in e-commerce, it's great for marketing. As you know, many, many shoppers go online before they go into the store. So you've got all that going on and at the same time, just to reference your comment about competition, some of the people that we feel we compete most closely with are having their own issues. It may be that maybe some of those customers have either walked away or maybe decreased their shopping with some of our competition, maybe giving us an opportunity to take a little greater share of wallet. So I think all these things are happening, but have been happening. As you know, maurices has been on a tear for a number of quarters now. So, we are kind of building on the success we've had, and we are very pleased with the business there, and we think we've got opportunities for further growth as well.

 Janet Kloppenburg - JJK Research - Analyst

 Lots of luck.

Operator

 Brian Tunick, JPMorgan.

 Brian Tunick - JPMorgan Chase & Co. - Analyst

 Thanks. Afternoon guys. I guess a couple. The first one, on the excess cash, are you seeing any changes in valuations out there that you've been waiting for? I guess that's the first question. How's sort of your thinking on acquisitions or valuation of change?

The second one — I guess maurices and Justice have been asked. I'll ask on the dressbarn division, it seems like the results are a lot less like Coldwater or Christopher & Banks and more like Ann Taylor or Macy's. Just maybe talk through what's happening there on the dressbarn division. Finally, on the planning and allocation rollout, what's the timing of that, and is that built into any of your forecast going forward?

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 First, on valuation, there is really nothing that I'm aware of that's traded since the Gymboree/J. Crew deals. And so we see the same numbers in terms of market valuations based on stock price, and we've all seen a little bit of a pullback.

But I think, to your second part of that question, we have not really thought about an acquisition at this stage. It's never far from our mind, but we are really focused on doing things internally, Brian, as we mentioned earlier. It would be great to get through this year, this calendar year, get through another Christmas and see kind of who is a survivor and who's got an opportunity to get a strong partner in, and then maybe we'll start looking with a little more gusto seven or eight months from now. So it's not high on our list.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

At dressbarn, it is very nice to see the rebound in the business there. As we said a couple of quarters ago, some of the challenges we had in the fall were self-inflicted. So, I think we've avoided any big mistakes, and at the same time, we've been able to execute very well on our merchandise strategy. That is, as you know, giving our customer more updated contemporary fashion and continuing to eliminate more of — the more missy, the more basic looks that were a bigger part of our business in years gone by. The customer is responding well. Our marketing is working. So I think, when you look at the people that are struggling, the Talbots and Coldwaters and Christopher & Banks of the world, they are the ones that are maybe either stuck in a certain merchandising look or having their own challenges communicating their new look to their customer. I think our evolution has been very gradual and yet consistent. So while we haven't had the big POPs that some of the retailers have had, we've also, event in a tough season, we were down only 1%. So, I think we've got a very steady consistent business. I think now, with things like you mentioned our plan allocation just beginning to come online, I think we're going to see that business, the dressbarn business, continue to strengthen and build on the loyal customers we have by acquiring new customers new to the brand with our more intensified, more fashion-forward approach.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Terrific, guys. Thanks. Good luck.

Operator

Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Good afternoon. Let me offer my congratulations. So two separate questions, one is on real estate. You mentioned you were ISCS, and just wanted to hear from you, David, your fresh thinking coming off of this most recent event, in terms of both kind of new center development and if you're hearing or seeing any sort of pickup there would be helpful, just broadly.

Then secondly, how you guys are feeling about the B/C mall strategy.

And then a follow-up question for Armand. I know we are a quarter away from probably hearing more specific numbers here, but CapEx, just kind of curious what you're thinking about the new fiscal year in terms of CapEx, how much relative to maybe this year and then where you would spend it. Thanks.

David Jaffe - Ascena Retail Group Inc. - President, CEO

ICSC was definitely a more positive environment than last year. I think the landlords were feeling more secure, they weren't as nervous that they were going to go out of business perhaps or go bankrupt or whatever that we've seen in prior year. But there's not a lot of new development that we are seeing, I would say virtually none in the regional mall business. There are some outlets. They are talking a big game but I don't know if you'll see more than a handful in the next year or so. I think, in the strip center or the power center, lifestyle center, there will be some but not a lot. We are looking and talking to everyone and seeing what's out there.

But the opportunity that we really see for Ascena, as you reference, is in the B&C malls. The A malls are solid and they're pretty much fully occupied, but the B, C still has got a vacancy issue. When we look at our brands, they are being very well received by the landlords, and we see an opportunity for all three brands in the B and C malls and will continue to open up stores in the coming year in a fairly significant way.

Without tipping my hat to our guidance in September, I will tell you that we went to the landlords telling them that we were looking to open up for Ascena somewhere between 100 and 120 and 140 stores among the three brands. So, it will be a combination of all the types of centers I mentioned, but the vast majority of that I think will be in the B and C malls. So we're very bullish on that. We think we can get in there at reasonable rates. We've proven with Justice and of course with maurices that they can work for us. At dressbarn, we have a number of tests coming up, and we are working on developing our mall prototype and merchandising strategy in the coming months, so we think that could be a potential growth opportunity for dressbarn as well.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

So with that, I'll turn it to Armand.

Armand Correia - Ascena Retail Group Inc. - EVP, CFO

As far as CapEx, this year's CapEx, which we estimate to end at approximately $95 million, it includes a number of strategic projects that we expect (inaudible) as we said, are beginning to roll off and are expected to roll off even further into the new year.

As far as, again, to kind of give you a preview of our CapEx and what we are thinking of for next year, I think we'll probably be in that same range of $90 million to $100 million, but it would be skewed a little more as we anticipate probably a greater number of store openings into the next year as opposed to what we did this year. So it's just going to be shifted and probably more of it will be allocated towards the store growth.

Neely Tamminga - Piper Jaffray & Co. - Analyst

You guys, that's really helpful. Thanks and good luck.

Operator

Scott Krasik, BB&T Capital Markets.

Scott Krasik - BB&T Capital Markets - Analyst

Thanks for taking my questions. So a lot of the big questions have been answered, some small ones first. Armand, how much was spent on the DC and IT centers this quarter?

Armand Correia - Ascena Retail Group Inc. - EVP, CFO

We haven't given it out in the past specifically, and I don't think I want to get into specific costs of capital on each particular project.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. David, in terms of the 10- to 12-month-to-date you alluded to, any major outliers from any of the businesses?

David Jaffe - Ascena Retail Group Inc. - President, CEO

I'd say, right now, you have to look at it on a seasonal basis of course, but on May, right now, we've seen greater strength at Justice, and then dressbarn, and then maurices would be third, which kind of is opposite of what we've seen earlier in the quarter. (multiple speakers) season.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

Scott Krasik - BB&T Capital Markets - Analyst

Is there anything we should think about in terms of May versus June and July in the quarter that becomes meaningful in the comparisons for any of the divisions?

Armand Correia - Ascena Retail Group Inc. - EVP, CFO

Again, I think, if I can, David, as David mentioned, I think we left some sales on the table last June and July, particularly at Justice and maurices, because of lack of inventory. I think there's an opportunity ahead of ourselves to pick up on that. I think, if you go back into the individual comps, you will see a falloff. Certainly they were still positive last year, but you'll see a falloff in the June/July comp performance.

Scott Krasik - BB&T Capital Markets - Analyst

Thanks Armand. Then have you had any type of unit decline at Justice like this before? That was just a little bit noteworthy.

David Jaffe - Ascena Retail Group Inc. - President, CEO

We don't have a lot of history here, but if you're interested, follow up with Armand and Armand will check back with the Justice people.

Scott Krasik - BB&T Capital Markets - Analyst

That's fair. Then just lastly, and it's a little bit conceptual and you hit on it some before, but you're a couple of years past putting the plus size into maurices and you've gotten the work stuff in there. Anything else? You alluded to maybe some competitors are stumbling, but anything else that you can point to that would really validate the performance of maurices, which is awesome, no question?

David Jaffe - Ascena Retail Group Inc. - President, CEO

You know, I tell you — give you a wise-ass answer that retail is detail and that we are executing really well. That's the truth. I don't think there's any one or two things. We've had this conversation at the maurices team. We are really pleased with the business but it's a lot of things coming together. It is not just one thing that's working; it's a lot of things that we've work very hard to execute on. I think we are taking advantage of a good time in the market for our positioning at all three brands. I think some of the ideas that we have for future growth are going to — you're going to see it in the fall and I think we've got some further legs on this momentum.

Scott Krasik - BB&T Capital Markets - Analyst

Keep it up. Great job.

Operator

Mark Montagna, Avondale Partners.

Mark Montagna - Avondale Partners - Analyst

Hi. Congratulations on the quarter. Thanks for taking my call. I have a few questions. When you were talking about Justice, I caught a number you said, up 20%. Was that the seasonal categories or was that the overall division?

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc. - President, CEO

What we referred to in the comments was that these categories, the seasonal categories that were up 20%-plus month-to-date.

Mark Montagna - Avondale Partners - Analyst

Can you tell us what percent of the store you would consider seasonal?

David Jaffe - Ascena Retail Group Inc. - President, CEO

Gosh, don't quote me on this, but I would consider probably 60% of it is seasonal now.

Mark Montagna - Avondale Partners - Analyst

Then during your comments, you mentioned that maurices was expanding out of the core. Are you talking the core geography, or are you talking that you're expanding beyond those 100,000 population bases into more suburbia type areas?

David Jaffe - Ascena Retail Group Inc. - President, CEO

No, we are doing that also but when we say core, we mean our core markets, so we are expanding into places like Texas, so Florida or California, and that's outside of our core Midwestern markets.

Mark Montagna - Avondale Partners - Analyst

Is this giving you confidence to potentially raise your limit on the number of stores you think you can place in the country for maurices?

David Jaffe - Ascena Retail Group Inc. - President, CEO

Right now, I think the number we are working with is 1000, and we still feel that it's easily 1000 and maybe beyond, but we haven't really focused on developing an endpoint that it's only going to be this number, that number. We think it's easily 1000, and we'll update it as we get closer.

Mark Montagna - Avondale Partners - Analyst

Then looking at the B and C malls, it sounds like there could potentially be a ramp in the dressbarn store counts. It's pretty much been flat for quite a few years. Is it fair to say that you're pretty optimistic about a ramp in the total store count by looking at these B and C malls?

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc. - President, CEO

No, not at dressbarn, not yet. We are hopeful but we are still in a test mode at dressbarn. The number I threw out of fiscal 2012 openings of kind of 120 to 140 is primarily — the biggest chunk of that will be Justice, and then maurices, and then dressbarn. So until we prove to ourselves that we've got the mall strategies figured out and that we can successfully operate in these B/C malls, we are not going to ramp up and open up a lot of stores that we're going to be stuck with if we can't figure it out.

Mark Montagna - Avondale Partners - Analyst

What is your new store count projection for the total Company for this year? I don't have the exact numbers in front of me.

Armand Correia - Ascena Retail Group Inc. - EVP, CFO

It's probably going to be a little over 80.

Mark Montagna - Avondale Partners - Analyst

Then when you were looking at the inventory, it sounds like you held off a little bit on markdowns. I think you've done this in the past where especially in the spring where weather did not cooperate with you, and then eventually the pent-up demand seemed to catch up. It sounds like you've done that before. Is that correct? I think that the results have actually been fairly positive. Is that correct?

David Jaffe - Ascena Retail Group Inc. - President, CEO

I'm not exactly sure what you mean. I'm sorry.

Mark Montagna - Avondale Partners - Analyst

I'll take that off-line. The other question I had, just in terms of the EPS, you've guided to $2.28 to $2.33 for fiscal year. Such good results so far month-to-date for the month of May, and you continue to expect to do well in June and July. I'm curious why you didn't raise the overall fiscal year guidance, given you had a little bit of upside in this current quarter.

David Jaffe - Ascena Retail Group Inc. - President, CEO

Right. What we said was we're estimating mid single digits for the entire fourth quarter, so we are obviously off to a very strong start in May. If May were to continue in June and July, we would definitely — we will definitely beat the $2.33. But I think, from our perspective, we had a tough April. So it's great that we are seeing May much stronger. I guess we're a little bit gun shy here. What's to say that June and July don't have funny weather or bite us or gas pops up again or whatever. We didn't expect to have the challenges we had in April, so we think, by saying sticking with our mid single digits, we are out of the gates very strong, but the next few months are really going to determine whether we can beat it or not.

Mark Montagna - Avondale Partners - Analyst

Just the last question I have deals with the tax rate. For this quarter and last quarter, you have been, say, above 40%. In the past, you've really hovered around 38%. Do you think, in the future, you're going to get back down to that level now that you reincorporated as Ascena? Like should we start to see a lower tax rate at some point?

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

 Armand Correia - Ascena Retail Group Inc. - EVP, CFO

I think, for the foreseeable future, I think 40% is probably more realistic.

 Mark Montagna - Avondale Partners - Analyst

 Okay. All right. Thank you.

Operator

Steve Marotta, CL King.

Steve Marotta - CL King & Assoc. - Analyst

Good evening guys. A couple of very quick questions. What is the typical sales split in the fourth quarter by month? In other words, what does May, June, July represent from a waiting standpoint (inaudible) typically?

Armand Correia - Ascena Retail Group Inc. - EVP, CFO

Steve, I'll take that call off-line.

Steve Marotta - CL King & Assoc. - Analyst

You might want to on this next one too then, Armand. Directionally, can you talk a little bit about comps in the fourth quarter by month last year? I know you don't release them specifically and quantitatively, but directionally can you speak to them?

Armand Correia - Ascena Retail Group Inc. - EVP, CFO

In terms of overall Ascena or by division?

Steve Marotta - CL King & Assoc. - Analyst

Consolidated.

Armand Correia - Ascena Retail Group Inc. - EVP, CFO

On a consolidated basis, as we look at the fourth quarter last year, we were looking at may very low single digits, June probably up kind of mid teens, and July down low single digits.

Steve Marotta - CL King & Assoc. - Analyst

That's terrific. Thank you.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

Operator

Robin Murchison, SunTrust.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Hi guys. Glad to get in here. Probably not too much left to ask, but a couple of questions. One is just going back to Mark Montagna asking about those expanding outside core market areas, is there a change in your [SMSA] strategy? I just want to be clear on that.

David Jaffe - Ascena Retail Group Inc. - President, CEO

That's a really good question. Actually, there is a slight change. We opened up a bunch of stores in non-core markets and struggled a bit. Then we took a slightly different approach and went back to many of these markets and said "Let's open up not in the smaller markets where we typically have our stores in kind of under 100,000 POPs, market POPs, but maybe in some of these county seats or regional centers or what have you?" In many cases, opened up in malls where there is a lot of traffic. So think of it as a hub-and-spoke strategy. It's worked really, really well for us. So not only do these stores in these markets where they don't know us get to discover us, because they are walking right by the store, they say oh, what's that and they walk in and it's a good experience, but then as they make the big trip to the store — to the mall, and then they go back to their little town and they see us in the town, it helps create synergy between the hub and the spoke. So that's helped us a great deal in these non-core markets, and we are continuing to roll out stores with this strategy.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay, good. Then secondly, I don't know if you can elaborate on this or not, but let me try. I think you mentioned denim sales were good at maurices. I just wondered if you could tell us is there any preference, any change in silhouette, any — what it is the customer is preferring in terms of denim? Then related to that, I wanted to ask you — and this would pertain to the three divisions— any changes in or additions or deletions of merchandise folks or store operation folks or change in how you're doing your store visuals? Anybody related to the store level that might be in a key position? Thank you.

David Jaffe - Ascena Retail Group Inc. - President, CEO

At maurices?

Robin Murchison - SunTrust Robinson Humphrey - Analyst

The second question was actually for any of the three divisions. The first question on denim was more related to maurices.

David Jaffe - Ascena Retail Group Inc. - President, CEO

Denim — to get into the detail in the silhouettes, I'd be happy to go off-line with you on it. But in general, we've got a good/better/best approach there, and it's — denim is just doing very well. As you know, at our best level, we have a few lines, particularly of Silver brand which has performed extremely well for us. Then we have our own premium line. And then our core we're actually in the process of revamping and we are really excited about some of the tweaks we've made to the new line which will be in the stores for back-to-school. So keep your eyes open for that.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

In terms of significant personnel, the only one I can think of is at maurices. The head of our field resigned a month or so ago, and we have an acting head in there that's doing a fabulous job. We expect to be able to make an announcement there in the near future. Beyond that, I can't think of anything that's changed.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Good. Good luck and thank you very much.

Operator

Travis Williams, Stephens.

Travis Williams - Stephens Inc. - Analyst

Thanks for taking my question. We're almost up on the magical hour, so I'll be brief. I guess if you could just offer us any update on the Justice launch in Canada? I know it's been very short term, but any color there?

Then the same with the Brothers online launch? That'd be great. Thanks.

David Jaffe - Ascena Retail Group Inc. - President, CEO

Sure, good question. Justice in Canada has been terrific. Now, we have limited data points. We've only got four stores open now, but they are in different markets and different types of centers. We are very, very pleased that they're exceeding expectations overall, and as we open new stores, we continue to learn and we think Canada is going to be a terrific market for Justice.

As you may know, we are planning to open up our maurices stores up there in spring of '12, and then dressbarn a year after. We've got everything lined up to do that. We are starting to make deals up there. We are just getting our systems in shape to do that. So we are very, very excited about the Canadian market for all three brands and the initial four out-of-the-ground in Justice — at the Justice have done very, very well.

Travis Williams - Stephens Inc. - Analyst

Did you say that the results had exceeded your initial expectations?

David Jaffe - Ascena Retail Group Inc. - President, CEO

That's correct.

Travis Williams - Stephens Inc. - Analyst

And then on the Brothers?

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc. - President, CEO

On the Brothers side, we launched it as a test. I would say that it is a learning experience for us. That's exactly what we wanted to do. We have learned a lot, we are tweaking, and we are going to come up with a new approach, a more refined approach, to the business that we think will be more effective. There were clearly some learnings, but I think that's why we made the right call in launching online. We want to learn a lot before we consider bringing it into brick-and-mortar. So, we've got at least another couple of seasons to go of learning, of refining, and then we'll keep you guys posted on it on a quarterly basis of course, but we are optimistic that this is a great niche for us. But right now, it's still in the laboratory phase.

Travis Williams - Stephens Inc. - Analyst

Great, thank you.

Operator

Mark Montagna, Avondale Partners.

Mark Montagna - Avondale Partners - Analyst

I just wanted to kind of follow-up on something that Robin was talking about. When you were talking about the real estate going forward with growth opportunities, are you seeing any possibility of moving Justice into the smaller markets like you have maurices? Because it seems like the price points work well in the concept. Are you seeing any evidence from your Web sales that would give you encouragement to really expand Justice into maurices type markets?

David Jaffe - Ascena Retail Group Inc. - President, CEO

Certainly Justice has moved down to much smaller markets than they would have even considered prior to learning and observing the maurices business. That's one of those synergies I referenced earlier. But maurices goes into some very, very small markets, so there is definitely a trend in two smaller markets than Justice is used to, but maybe not down to the true small markets that maurices is in. So it's definitely movement, but I don't think you're going to see them in some of the 20,000 or so market POPs that Justice — that maurices operates in.

Mark Montagna - Avondale Partners - Analyst

That sounds great. Thank you.

Operator

At this time, there are no questions queued.

David Jaffe - Ascena Retail Group Inc. - President, CEO

Thank you very much operator. Thank you all for your interest, and we look forward to speaking to you on September 14.

Final Transcript
May 25, 2011 / 08:30PM GMT, ASNA - Q3 2011 Ascena Retail Group, Inc. Earnings Conference Call

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

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